UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2016

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 18, SOHU.com Media Plaza

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 22, 2016, Ms. Carol Yu submitted her resignation from her positions as (i) a member of the board of directors of the registrant’s majority-owned subsidiary Changyou.com Limited (“Changyou”), effective June 24, 2016, and (ii) Co-Chief Executive Officer of Changyou, effective July 31, 2016. The board of directors of Changyou has appointed Mr. Dewen Chen, who is Co-Chief Executive Officer of Changyou, as a member of the board of directors of Changyou to fill the vacancy created by Ms. Yu’s resignation.

On June 27, 2016, Changyou entered into a letter agreement with Ms. Yu that provides for the following in connection with her resignation as the Co-Chief Executive Officer of Changyou:

•	Except for certain specified provisions, Ms. Yu’s executive employment agreement with Changyou dated as of January 1, 2015 will terminate effective July 31, 2016;

•	Ms. Yu agrees not to compete with Changyou through July 31, 2017. The non-competition provisions in the letter agreement will replace the non-competition provisions of Ms. Yu’s existing employee non-competition, non-solicitation, confidential information and work product agreement with Changyou dated as of January 1, 2015, but all other provisions of that agreement will remain in effect; and

•	Ms. Yu will receive a bonus for the period from January 1, 2016 through July 31, 2016 in the amount of RMB3,000,000 (approximately US$456,650) as compensation for serving as Co-Chief Executive Officer of Changyou.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

99.1	Letter Agreement dated June 27, 2016 between Changyou and Ms. Carol Yu

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: June 27, 2016	SOHU.COM INC.

	By:	/s/ Carol Yu
Carol Yu President and Chief Financial Officer